Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000

Xerox CEO Sets Direction to Drive Improved Performance; Company to Repurchase Up To $500 Million of Shares in 2018

Reports on second-quarter 2018 results and establishes business priorities:

•	Drive revenue

•	Optimize operations for simplicity to better serve clients and partners

•	Re-energize the innovation engine

•	Focus on cash flow and increase capital returns

NORWALK, Conn., July 26, 2018 - Xerox (NYSE: XRX) Vice Chairman and CEO John Visentin today outlined his business imperatives to transform the company with an emphasis on commercializing innovation, optimizing operations to better serve customers and partners, and a heightened commitment to shareholder returns. Visentin summarized his direction as part of the company’s second-quarter results.

“It’s clear after two months as CEO of this iconic brand that we can return Xerox to the forefront as a leading tech company,” said Visentin. “We currently have software, services and printing technologies, along with a pipeline of innovations, which can disrupt the marketplace and bring increased value to those we serve.”

“Our second-quarter results demonstrate the benefit of having a business model underpinned by annuity cash flow. However, it also highlights the challenge of improving revenue and flowing cost savings to the bottom line,” he noted. “Our success will depend on operating with a relentless focus on optimization. Actions include improving the effectiveness and efficiency of our supply chain and go-to-market channels. Equally important is ensuring we provide a great experience for our customers and address their evolving business needs.”

Demonstrating its commitment to enhancing shareholder returns, the Xerox board of directors authorized a $1 billion share repurchase program and the company will opportunistically repurchase up to $500 million in 2018. “This positive step forward is a strong endorsement of the company and represents an immediate action to deliver value to our investors,” said Visentin.

The company confirmed that it is not conducting an auction process. Visentin stated, “While there has been much speculation about Xerox, I want to be clear. My mission is to do what is right for Xerox. Our focus is on leveraging the assets and capabilities we have today to create a sustainable company that provides a compelling value proposition for customers and partners.”

Second Quarter 2018 Financial Results

•
Earnings Per Share: GAAP earnings per share (EPS) from continuing operations of 42 cents, down 21 cents compared to the same period in 2017, primarily due to transaction costs of $58 million or 17 cents. Adjusted EPS of 80 cents, a decrease of 6 cents year over year.

•	Total Revenue: $2,510 million, down 2.2 percent year-over-year or 4.0 percent in constant currency

◦	Equipment Sale Revenue: $561 million, up 0.9 percent or down 0.6 percent in constant currency

◦	Post Sale Revenue: $1,949 million, down 3.1 percent or 5.0 percent in constant currency

•	Adjusted Operating Margin: Adjusted operating margin of 11.9 percent, down 1.3 points year-over-year

•	Cash Balance: $1,263 million at the end of the second quarter

•	Cash Flow: Operating cash flow of $235 million in the second quarter and $451 million for the first half

•	Dividend: Returned $68 million to shareholders

Full Year Expectations and Outlook for Cash Flow
Xerox will focus on driving strong cash generation and continues to expect full-year operating cash flow of $900 to $1,100 million and free cash flow of $750 to $950 million. The company plans to return at least 50 percent of its free cash flow to shareholders through common dividends and share repurchases on an annual basis. Xerox will use excess cash on the balance sheet to opportunistically repurchase up to $500 million of shares in 2018.

The company’s management team plans to update investors on its strategy and longer-term financial expectations at an analyst day later this year or early 2019.

About Xerox
Xerox Corporation is a technology leader that innovates the way the world communicates, connects and works. We understand what’s at the heart of sharing information - and all of the forms it can take. We embrace the integration of paper and digital, the increasing requirement for mobility, and the need for seamless integration between work and personal worlds. Every day, our innovative print technologies and intelligent work solutions help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures for the second-quarter 2018:

•
Adjusted EPS, which excludes restructuring and related costs (including our share of Fuji Xerox restructuring), the amortization of intangibles, non-service retirement-related costs and transaction and related costs, net.

•	Adjusted operating margin, which excludes the EPS adjustments noted above as well as the remainder of Other expenses, net and includes equity income, as adjusted.

•	Constant currency revenue growth, which excludes the effects of currency translation.

•	Free cash flow, which is cash flow from continuing operations less capital expenditures.
Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the outcome of our process to evaluate all strategic alternatives to maximize shareholder value, including terminating or restructuring Xerox's relationship with FUJIFILM Holdings Corporation ("Fujifilm"); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm formed an independent investigation committee (the “IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We revised our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC.

In 2018, in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the net income of Fuji Xerox for the period from 2010 through 2017 previously revised for the items identified by the IIC noted above. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

-XXX-

Media Contact:
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2018	2017	2018	2017
Revenues
Sales	$1,017	$1,010	$1,950	$1,946
Services, maintenance and rentals	1,425	1,483	2,856	2,925
Financing	68	74	139	150
Total Revenues	2,510	2,567	4,945	5,021
Costs and Expenses
Cost of sales	622	619	1,185	1,184
Cost of services, maintenance and rentals	854	872	1,722	1,753
Cost of financing	33	33	67	66
Research, development and engineering expenses	101	102	201	213
Selling, administrative and general expenses	624	626	1,252	1,260
Restructuring and related costs	34	39	62	157
Amortization of intangible assets	12	15	24	29
Transaction and related costs, net	58	—	96	—
Other expenses, net	39	68	69	182
Total Costs and Expenses	2,377	2,374	4,678	4,844
Income before Income Taxes & Equity Income(1)	133	193	267	177
Income tax expense	38	43	78	19
Equity in net income (loss) of unconsolidated affiliates	19	20	(49)	60
Income from Continuing Operations	114	170	140	218
Loss from discontinued operations, net of tax	—	—	—	(6)
Net Income	114	170	140	212
Less: Net income attributable to noncontrolling interests	2	4	5	6
Net Income Attributable to Xerox	$112	$166	$135	$206

Amounts Attributable to Xerox:
Net income from continuing operations	$112	$166	$135	$212
Loss from discontinued operations, net of tax	—	—	—	(6)
Net Income Attributable to Xerox	$112	$166	$135	$206

Basic Earnings (Loss) per Share:
Continuing operations	$0.42	$0.64	$0.50	$0.81
Discontinued operations	—	—	—	(0.03)
Total Basic Earnings per Share	$0.42	$0.64	$0.50	$0.78
Diluted Earnings (Loss) per Share:
Continuing operations	$0.42	$0.63	$0.50	$0.80
Discontinued operations	—	—	—	(0.02)
Total Diluted Earnings per Share	$0.42	$0.63	$0.50	$0.78
____________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Net income	$114	$170	$140	$212
Less: Net income attributable to noncontrolling interests	2	4	5	6
Net Income Attributable to Xerox	112	166	135	206

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(322)	204	(146)	337
Unrealized (losses) gains, net	(3)	(14)	14	(6)
Changes in defined benefit plans, net	90	(29)	108	(3)
Other Comprehensive (Loss) Income, Net	(235)	161	(24)	328
Less: Other comprehensive income, net attributable to noncontrolling interests	—	—	—	1
Other Comprehensive (Loss) Income, Net Attributable to Xerox	(235)	161	(24)	327

Comprehensive (Loss) Income, Net	(121)	331	116	540
Less: Comprehensive income, net attributable to noncontrolling interests	2	4	5	7
Comprehensive (Loss) Income, Net Attributable to Xerox	$(123)	$327	$111	$533

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$1,263	$1,293
Accounts receivable, net	1,297	1,357
Billed portion of finance receivables, net	100	112
Finance receivables, net	1,240	1,317
Inventories	947	915
Other current assets	233	236
Total current assets	5,080	5,230
Finance receivables due after one year, net	2,183	2,323
Equipment on operating leases, net	438	454
Land, buildings and equipment, net	564	629
Investments in affiliates, at equity	1,344	1,404
Intangible assets, net	244	268
Goodwill	3,897	3,930
Deferred tax assets	917	1,026
Other long-term assets	889	682
Total Assets	$15,556	$15,946
Liabilities and Equity
Short-term debt and current portion of long-term debt	$412	$282
Accounts payable	1,153	1,108
Accrued compensation and benefits costs	357	444
Accrued expenses and other current liabilities	832	907
Total current liabilities	2,754	2,741
Long-term debt	4,813	5,235
Pension and other benefit liabilities	1,502	1,595
Post-retirement medical benefits	650	662
Other long-term liabilities	215	206
Total Liabilities	9,934	10,439

Convertible Preferred Stock	214	214

Common stock	255	255
Additional paid-in capital	3,920	3,893
Retained earnings	4,974	4,856
Accumulated other comprehensive loss	(3,772)	(3,748)
Xerox shareholders’ equity	5,377	5,256
Noncontrolling interests	31	37
Total Equity	5,408	5,293
Total Liabilities and Equity	$15,556	$15,946
Shares of common stock issued and outstanding	255,102	254,613

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Cash Flows from Operating Activities
Net income	$114	$170	$140	$212
Loss from discontinued operations, net of tax	—	—	—	6
Income from continuing operations	114	170	140	218
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	139	135	278	268
Provisions	23	17	40	35
Net gain on sales of businesses and assets	(16)	(1)	(32)	(1)
Undistributed equity in net income of unconsolidated affiliates	(16)	10	52	(30)
Stock-based compensation	13	12	29	25
Restructuring and asset impairment charges	34	32	62	140
Payments for restructurings	(37)	(66)	(91)	(124)
Defined benefit pension cost	26	37	53	99
Contributions to defined benefit pension plans	(37)	(23)	(75)	(46)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(10)	(63)	36	(140)
Decrease (increase) in inventories	16	(30)	(71)	(88)
Increase in equipment on operating leases	(63)	(50)	(119)	(102)
Decrease in finance receivables	57	69	142	134
Decrease (increase) in other current and long-term assets	37	14	19	(43)
Decrease in accounts payable and accrued compensation	(70)	(21)	(58)	—
Decrease in other current and long-term liabilities	(5)	(6)	(4)	(7)
Net change in income tax assets and liabilities	28	5	41	(36)
Net change in derivative assets and liabilities	(17)	44	(23)	99
Other operating, net	19	(4)	32	12
Net cash provided by operating activities of continuing operations	235	281	451	413
Net cash used in operating activities of discontinued operations	—	(15)	—	(95)
Net cash provided by operating activities	235	266	451	318
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(32)	(21)	(50)	(47)
Proceeds from sales of land, buildings and equipment	16	—	32	1
Acquisitions, net of cash acquired	—	(65)	—	(76)
Collections of deferred proceeds from sales of receivables	—	51	—	99
Collections on beneficial interest from sales of finance receivables	—	5	—	11
Other investing, net	1	—	1	(29)
Net cash used in investing activities	(15)	(30)	(17)	(41)
Cash Flows from Financing Activities
Net payments on debt	(269)	—	(306)	(1,324)
Dividends	(68)	(68)	(135)	(155)
Other financing, net	(2)	(12)	(15)	141
Net cash used in financing activities	(339)	(80)	(456)	(1,338)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(28)	27	(19)	36
(Decrease) increase in cash, cash equivalents and restricted cash	(147)	183	(41)	(1,025)
Cash, cash equivalents and restricted cash at beginning of period	1,474	1,194	1,368	2,402
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,327	$1,377	$1,327	$1,377

Financial Review
Fuji Xerox Transaction Termination
On January 31, 2018, Xerox entered into agreements ("Transaction Agreements") with FUJIFILM Holding Corporation ("Fujifilm") and Fuji Xerox Co., Ltd. ("Fuji Xerox") for the combination of Xerox and Fuji Xerox. Under the terms of the Transaction Agreements, Fuji Xerox would have become a wholly-owned subsidiary of Xerox, Xerox shareholders would have received a $2.5 billion special cash dividend and Xerox would have become owned 49.9% by Xerox's shareholders as of the closing date for the transaction and 50.1% by Fujifilm.
On May 13, 2018, Xerox determined that it was in the best interest of the Company and its shareholders to terminate the Transaction Agreements in accordance with their terms due to, among other things, the failure by Fujifilm to deliver the audited financial statements of Fuji Xerox by April 15, 2018 and the material deviations reflected in the audited financial statements of Fuji Xerox, when delivered. The Company's termination of the Transaction Agreements is the subject of pending litigation.
The Company continues to maintain existing commercial relationships with Fuji Xerox and Fujifilm, including, as part of the following agreements: (i) the Joint Enterprise Contract, between the Company and Fujifilm, dated March 30, 2001, (ii) the Technology Agreement, dated April 1, 2006, by and between the Company and Fuji Xerox and (iii) the Master Program Agreement made and entered into as of September 9, 2013 by and between the Company and Fuji Xerox. On June 25, 2018, the Company disclosed to Fujifilm that it does not currently plan to renew the Technology Agreement when it expires in 2021. In addition, the Company indicated that, upon expiration, it may sell products directly into the Asia-Pacific market with sole and exclusive use of the Xerox brand name. Xerox's goal includes sourcing products, parts and supplies from the most competitive suppliers to support the needs of its customers.
Bridge Facility Termination
On January 31, 2018, Xerox entered into a Commitment Letter with Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., which provided a commitment for a $2.5 billion unsecured bridge loan facility that would have been available for Xerox to pay the special one-time cash dividend of $2.5 billion to existing shareholders of Xerox in connection with the Transaction Agreements, as described above.
Concurrent with the termination of the Transaction Agreements, the commitment to provide the unsecured bridge loan facility was terminated in the second quarter 2018 and, as a result, the remaining unamortized debt issuance costs of $16 million were written-off.

Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2018	2017	% Change	CC % Change	2018	2017
Equipment sales	$561	$556	0.9%	(0.6)%	22%	22%
Post sale revenue	1,949	2,011	(3.1)%	(5.0)%	78%	78%
Total Revenue	$2,510	$2,567	(2.2)%	(4.0)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,017	$1,010	0.7%	(0.3)%
Less: Supplies, paper and other sales	(456)	(463)	(1.5)%	(2.0)%
Add: Equipment-related training(1)	—	9	NM	NM
Equipment Sales	$561	$556	0.9%	(0.6)%

Services, maintenance and rentals	$1,425	$1,483	(3.9)%	(6.1)%
Add: Supplies, paper and other sales	456	463	(1.5)%	(2.0)%
Add: Financing	68	74	(8.1)%	(10.9)%
Less: Equipment-related training(1)	—	(9)	NM	NM
Post Sale Revenue	$1,949	$2,011	(3.1)%	(5.0)%

North America	$1,514	$1,534	(1.3)%	(1.8)%	60%	60%
International	898	895	0.3%	(3.9)%	36%	35%
Other	98	138	(29.0)%	(29.0)%	4%	5%
Total Revenue(2)	$2,510	$2,567	(2.2)%	(4.0)%	100%	100%

Memo:
Managed Document Services(3)	$871	$833	4.6%	2.3%	35%	32%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales. In prior periods, this revenue was reported within Services, maintenance and rentals.

(2)	Refer to Appendix II for our Geographic Sales Channels and Product/Offering Definitions.

(3)
Excluding equipment revenue, Managed Document Services (MDS) was $752 million in second quarter 2018 and $736 million in second quarter 2017, representing an increase of 2.2% including a 2.1-percentage point favorable impact from currency.

Second quarter 2018 total revenue decreased 2.2% as compared to second quarter 2017, with a 1.8-percentage point favorable impact from currency. Second quarter 2018 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated with the population of devices in the field, which is affected by installs and removals, as well as the page volumes generated by the usage of such devices and the revenue per printed page. Post sale revenue decreased 3.1% as compared to second quarter 2017, with a 1.9-percentage point favorable impact from currency.

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Managed Document Services (MDS) offerings, and revenues from our Communication and Marketing Solutions (CMS). These revenues decreased 3.9% with a 2.2-percentage point favorable impact from currency. The decline at constant currency[1] reflected the continuing trends of lower page volumes (including a higher mix of lower usage products), an ongoing competitive price environment, and a lower population of devices, which are partially associated with lower signings and installs in prior periods. These impacts are partially offset by higher revenues from MDS, driven by our SMB-focused channels, along with revenues from our Global Imaging business, inclusive of acquisitions.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 1.5% as compared to second quarter 2017, with a 0.5-percentage point favorable impact from currency. The decline at constant currency[1] was driven by lower network integration and software licensing sales, while paper and supplies revenues increased (excluding original equipment manufacturer (OEM) supplies) primarily from higher sales in developing markets and our Global Imaging business.

◦
Financing revenue is generated from financed equipment sale transactions. The 8.1% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods and included a 2.8-percentage point favorable impact from currency.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2018	2017	% Change	CC % Change	2018	2017
Entry(1)	$62	$55	12.7%	10.6%	11%	10%
Mid-range	390	358	8.9%	7.4%	69%	64%
High-end	100	109	(8.3)%	(9.9)%	18%	20%
Other(1)	9	34	(73.5)%	(73.5)%	2%	6%
Equipment Sales(2)	$561	$556	0.9%	(0.6)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018 revenues from our OEM business are included in Other, which had historically been reported within Entry. This reclassification was made to provide better transparency to our business results. Prior year amounts have been adjusted to conform to this change.

(2)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales (previously included in Post Sale Revenue). Prior year amounts have been adjusted to conform to this change.

•
Equipment sales revenue increased 0.9% as compared to second quarter 2017, with a 1.5-percentage point favorable impact from currency and was impacted by price declines of approximately 5% (which were in-line with our historic declines). The modest decline at constant currency[1] included an approximate 4.0-percentage point unfavorable impact from lower OEM equipment sales while it also benefited from a favorable comparison as second quarter 2017 was measurably impacted by the timing of our ConnectKey product introduction. The increase in entry reflected higher sales of our ConnectKey devices in developing markets and U.S. indirect channels. The increase in mid-range reflected higher installs of new products across North America including higher large account sales as well as higher revenues from developing markets. The decrease in high-end sales primarily reflected lower revenues from iGen, at the top-end of the portfolio, along with lower revenues from black-and-white systems consistent with market decline trends; these declines were partially mitigated by higher activity from the recently launched Iridesse production press.

Total Installs
Revenue associated with equipment installations (discussed below) may be reflected up-front in Equipment sales or over time either through rental income or as part of our Managed Document Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers.
Install activity includes Managed Document Services and Xerox-branded products shipped to our Global Imaging business. Detail by product group (see Appendix II) is shown below:
Entry2

•	21% increase in color multifunction devices, reflecting demand for recently launched products across nearly all channels.

•	21% increase in black-and-white multifunction devices, driven largely by higher activity from low-end devices in developing markets as well as higher sales through U.S. indirect channels.
Mid-Range3

•	29% increase in mid-range color installs reflecting demand across large enterprise and indirect channels as well as a favorable impact due to the timing of our ConnectKey launch in the prior year.

•
13% increase in mid-range black-and-white, reflecting demand for recently launched products as well as a favorable impact due to the timing of our ConnectKey launch in the prior year which more than offset market trends.

High-End3

•	9% decrease in high-end color installs, as growth from our new Iridesse production press was offset by lower installs of iGen and lower-end production systems.

•	12% decrease in high-end black-and-white systems reflecting market trends.
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Our reported signings mostly represent those from our Enterprise deals, as we do not currently include signings from our growing partner print services offerings or those from our Global Imaging business. Total Contract Value (TCV) is the estimated total contractual revenue related to signed contracts; our signings expressed in TCV were as follows:

	Three Months Ended June 30,				Six Months Ended June 30, 2018
(in millions)	2018	2017	% Change	CC % Change	2018	2017	% Change	CC % Change
Signings	$517	$643	(19.6)%	(20.7)%	$1,026	$1,155	(11.2)%	(12.4)%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).
Second quarter 2018 signings decreased 19.6% from second quarter 2017, including a 1.1-percentage point favorable impact from currency, reflecting a lower renewal rate impacted by fewer large-deal renewal opportunities combined with ongoing competitive pressure in the market. On a trailing twelve month (TTM) basis, signings decreased 3.0% from the comparable prior year period, with a 0.9-percentage point favorable impact from currency.
New business TCV increased 2.9% from second quarter 2017, with a 0.9-percentage point favorable impact from currency led by contracts signed in Europe. On a TTM basis, new business decreased 1.8% at constant currency1.
Renewal Rate
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. Contract renewal rate for the second quarter 2018 was 75%, compared to our full year 2017 renewal rate of 84%.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices decreased 20%, while Entry black-and-white multifunction devices increased 12%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices increased 29%, and High-end color systems decreased 10%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
(in millions)	2018	2017	B/(W)
Gross Profit	$1,001	$1,043	$(42)
RD&E	101	102	1
SAG	624	626	2

Equipment Gross Margin	31.8%	28.7%	3.1 pts.
Post sale Gross Margin	42.1%	43.9%	(1.8) pts.
Total Gross Margin	39.9%	40.6%	(0.7) pts.
RD&E as a % of Revenue	4.0%	4.0%	- pts.
SAG as a % of Revenue	24.9%	24.4%	(0.5) pts.

Pre-tax Income	$133	$193	$(60)
Pre-tax Income Margin	5.3%	7.5%	(2.2) pts.

Adjusted(1) Operating Profit	$299	$338	$(39)
Adjusted(1) Operating Margin	11.9%	13.2%	(1.3) pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Second quarter 2018 pre-tax income margin of 5.3% decreased 2.2-percentage points as compared to second quarter 2017. The decrease was primarily driven by transaction and related costs, net as well as lower adjusted1 operating profit, partially offset by lower Other expenses, net.
Adjusted1 Operating Margin
Second quarter 2018 adjusted1 operating margin of 11.9% decreased 1.3-percentage points as compared to second quarter 2017, including a 0.8-percentage point unfavorable impact from SAG expenses specifically related to the exit of a real estate facility (0.5-percentage points) and the termination of an IT project (0.3-percentage points). The decline is also associated with lower post sale revenues and gross margins which more than offset cost productivity and savings, including savings from restructuring. Adjusted1 operating margin includes favorable transaction currency of 0.6-percentage points.
Gross Margin
Second quarter 2018 gross margin of 39.9% decreased 0.7-percentage points compared to second quarter 2017, including a 0.6-percentage point favorable impact from transaction currency and also reflecting lower post sale margin as well as a less profitable mix of our revenues.
Second quarter 2018 equipment gross margin of 31.8% increased 3.1-percentage points as compared to second quarter 2017, reflecting benefits from transaction currency and cost productivity savings partially offset by an unfavorable mix due to higher sales of lower end devices.
Second quarter 2018 post sale gross margin of 42.1% decreased 1.8-percentage points as compared to second quarter 2017 reflecting a one-time negative impact related to the timing of a manufacturing facility consolidation, as well as lower revenues that were only partially offset by productivity savings and modestly favorable transaction currency.
Research, Development and Engineering Expenses (RD&E)
Second quarter 2018 RD&E as a percentage of revenue of 4.0% was flat compared to second quarter 2017.
RD&E of $101 million decreased $1 million compared to second quarter 2017 and reflected cost reductions, including restructuring savings, and lower expenses from the sale of a business and associated transfers of resources to third parties during the prior year.

Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 24.9% increased 0.5-percentage points as compared to second quarter 2017, including a 0.8-percentage point unfavorable impact from the termination of an IT project and the exit of a real estate facility.
SAG of $624 million was $2 million lower than second quarter 2017, including an approximate $10 million unfavorable impact from currency as well as $20 million of charges related to the accelerated depreciation from the early termination of a capital lease associated with a surplus facility ($13 million) and the write-off of an IT project ($7 million). These adverse impacts were more than offset by cost savings, including restructuring savings, which were partially offset by higher compensation and benefit expense as well as sales incentives. Bad debt expense of $12 million was $3 million higher than second quarter 2017 and remained at less than one percent of receivables.
Restructuring and Related Costs
Second quarter 2018 Restructuring and related costs of $34 million included $40 million of severance costs related to headcount reductions of approximately 550 employees worldwide. These costs were partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives. Second quarter 2018 actions impacted several functional areas, with approximately 30% focused on gross margin improvements, approximately 65% on SAG reductions, and the remainder focused on RD&E optimization.
Second quarter 2017 Restructuring and related costs of $39 million included net restructuring and asset impairment charges of $32 million as well as $7 million of additional costs primarily related to professional support services associated with the implementation of the strategic transformation program. Second quarter 2017 net restructuring and asset impairment charges of $32 million included $49 million of severance costs related to headcount reductions of approximately 500 employees worldwide and $1 million of lease cancellation charges. These costs were partially offset by $18 million of net reversals for changes in estimated reserves from prior period initiatives as well as a $5 million favorable adjustment on the early termination of the lease for the corporate airplane. The second quarter 2017 actions impacted several functional areas, with approximately 35% focused on gross margin improvements, approximately 60% on SAG reductions, and the remainder focused on RD&E optimization.
The restructuring reserve balance as of June 30, 2018 for all programs was $79 million, of which $76 million is expected to be spent over the next twelve months.
Transaction and Related Costs, Net
During second quarter 2018, we recorded $58 million of Transaction and related costs, net which included the following:

•
Costs related to the previously disclosed settlement agreement reached with certain shareholders as well as third-party legal and other related costs associated with on-going litigation resulting from the terminated combination transaction and other related shareholder actions.

•	$17 million of costs related to the commitment for a $2.5 billion unsecured bridge loan facility, which was terminated concurrent with the termination of the Fuji Xerox combination transaction.

•
Insurance recoveries of approximately $15 million for litigation and related settlement costs. We continue to pursue additional recoveries from insurance carriers and other parties for costs and expenses related to the terminated transaction and shareholder litigation and therefore additional recoveries and adjustments may be recorded in future periods, when finalized. As previously disclosed, in July 2018, we reached a settlement with a financial advisor for the refund of approximately $13.5 million, which will be recorded in the third quarter 2018.

•
Follow-on costs related to the proposed combination transaction with Fuji Xerox, which was terminated in May 2018, primarily for third-party accounting, legal, consulting and other similar types of services.

Amortization of Intangible Assets
Second quarter 2018 Amortization of intangible assets of $12 million was $3 million lower than second quarter 2017.
Worldwide Employment
Worldwide employment was approximately 34,300 as of June 30, 2018 and decreased by approximately 1,000 from December 31, 2017. The reduction is primarily due to the impact of restructuring and productivity-related reductions.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2018	2017
Non-financing interest expense	$27	$24
Non-service retirement-related costs	25	34
Interest income	(4)	(2)
Gains on sales of businesses and assets	(16)	(1)
Currency losses, net	1	1
Loss on sales of accounts receivable	—	3
All other expenses, net	6	9
Other expenses, net	$39	$68

Non-financing interest expense
Second quarter 2018 non-financing interest expense of $27 million was $3 million higher than second quarter 2017. When combined with financing interest expense (Cost of financing), total interest expense increased by $3 million from second quarter 2017 due to a higher debt balance reflecting $1.0 billion of new debt issued in the third quarter 2017 to fund, among other things, a $500 million voluntary contribution to our U.S. defined benefit pension plans, partially offset by lower average interest rates.
Non-service retirement-related costs
Second quarter 2018 non-service retirement-related costs were $9 million lower than second quarter 2017, primarily driven by lower losses from pension settlements and the favorable impact of higher pension contributions and asset returns in the prior year.
Gains of sales of businesses and assets
Second quarter 2018 gains on sales of businesses and assets of $16 million reflected the sale of non-core business assets.
Income Taxes
Second quarter 2018 effective tax rate was 28.6%. On an adjusted1 basis, second quarter 2018 effective tax rate was 26.7%. These rates were higher than the U.S. statutory tax rate of 21% primarily due to impacts associated with the 2017 Tax Act, as discussed below, as well as the geographical mix of profits. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net and non-service retirement-related costs.
Second quarter 2017 effective tax rate was 22.3%. On an adjusted1 basis, second quarter 2017 effective tax rate was 27.0%. Both rates were lower than the U.S. statutory tax rate of 35% primarily due to foreign tax credits and the geographic mix of profits. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: Restructuring and related costs, Amortization of intangible assets and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

Tax Cuts and Jobs Act (the “Tax Act”)
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act significantly revises the U.S. corporate income tax system by, among other things, lowering the U.S. statutory corporate income tax rate from 35% to 21% and implementing a territorial tax system that includes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries.
During the fourth quarter 2017, we recorded an estimated non-cash charge of $400 million reflecting the impact associated with the provisions of the Tax Act based on currently available information. Our estimated charge incorporates assumptions made based on our current interpretation of the Tax Act as well as currently available information and may change, possibly materially, as we complete our analysis and receive additional clarification and implementation guidance. Changes in interpretations and assumptions as well as actions we may take as a result of the Tax Act, may also impact this estimated charge. The $400 million estimated provisional charge continues to be our best estimate of the impacts from the Tax Act and no further adjustment of that charge was made in the second quarter 2018. However, we continue to evaluate the impacts from the Tax Act and likely will do so through the filing of our 2017 U.S. Tax Return in the third quarter 2018. Any adjustments to these provisional amounts will be reported as a component of Income tax expense in the reporting period in which any such adjustments are determined.
Effective January 1, 2018, we became subject to several provisions of the Tax Act including computations related to Global Intangible Low Taxed Income ("GILTI"), Foreign Derived Intangible Income ("FDII"), Base Erosion and Anti-Abuse Tax ("BEAT"), and IRC Section 163(j) interest limitation (Interest Limitation). Our current estimate for the GILTI, FDII and Interest Limitation rules was determined to be immaterial, however we currently estimate that we are subject to BEAT. Accordingly, our second quarter 2018 effective tax rate includes the estimated impact for BEAT, which has also been incorporated into our estimated annual effective tax for 2018. Similar to the provisional charge recorded in the fourth quarter 2017 associated with the enactment of the Tax Act, the estimates for these additional provisions of the Tax Act were made based on our current interpretation of the Tax Act as well as currently available information and may change, as we complete our analysis and receive additional clarification and implementation guidance. Changes in interpretations and assumptions as well as actions we may take as a result of the Tax Act may also impact these estimates.
Equity in Net Income (Loss) of Unconsolidated Affiliates
Equity in net income (loss) of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Second quarter 2018 equity income of $19 million decreased $1 million compared to second quarter 2017.

Net Income from Continuing Operations
Second quarter 2018 net income from continuing operations attributable to Xerox was $112 million, or $0.42 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $213 million, or $0.80 per diluted share. Second quarter 2018 adjustments to net income include Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net and non-service retirement-related costs.
Second quarter 2017 net income from continuing operations attributable to Xerox was $166 million, or $0.63 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $224 million, or $0.86 per diluted share. Second quarter 2017 adjustments to net income include Restructuring and related costs, Amortization of intangible assets and non-service retirement-related costs.
See the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended June 30,
(in millions)	2018	2017	Change
Net cash provided by operating activities of continuing operations	$235	$281	$(46)
Net cash used in operating activities of discontinued operations	—	(15)	15
Net cash provided by operating activities	235	266	(31)

Net cash used in investing activities	(15)	(30)	15

Net cash used in financing activities	(339)	(80)	(259)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(28)	27	(55)
(Decrease) increase in cash, cash equivalents and restricted cash	(147)	183	(330)
Cash, cash equivalents and restricted cash at beginning of period	1,474	1,194	280
Cash, Cash equivalents and Restricted Cash at End of Period	$1,327	$1,377	$(50)
Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $235 million in second quarter 2018. The $46 million decrease in operating cash from second quarter 2017 was primarily due to the following:

•
$22 million decrease in pre-tax income before Transaction and related costs, net, depreciation and amortization, gain on sales of businesses and assets, restructuring charges and defined benefit pension costs.

•	$53 million increase from accounts receivable primarily due to the prior year reclassification of $51 million of collections of deferred proceeds from the sales of accounts receivables to investing.

•	$46 million increase from inventory due to timing of the product launch in the prior year.

•	$29 million increase from lower restructuring payments.

•	$28 million increase due to lower net tax payments.

•	$57 million decrease from the change in accounts payable and accrued compensation primarily related to the year-over-year timing of supplier and vendor payments.

•	$27 million decrease in dividends received from equity investments primarily due to lower year-to-date income from Fuji Xerox.

•	$25 million decrease due to lower net run-off of finance receivables of $12 million and higher equipment on operating leases of $13 million.

•	$24 million decrease primarily related to the prior year settlements of foreign currency derivative contracts.

•	$23 million decrease due to payments for Transaction and related costs, net.

•	$14 million decrease from higher pension contributions primarily in the U.K.
Cash Flows from Investing Activities
Net cash used in investing activities was $15 million in second quarter 2018. The $15 million change from second quarter 2017 was primarily due to the following:

•	$65 million increase due to no acquisitions in 2018.

•	$16 million increase primarily from the sale of non-core business assets in 2018.

•	$51 million decrease is primarily a result of the termination of certain accounts receivables sales arrangements in fourth quarter 2017.

•	$11 million decrease due to higher capital expenditures.
Cash Flows from Financing Activities
Net cash used in financing activities was $339 million in second quarter 2018. The $259 million increase in the use of cash from second quarter 2017 was primarily due from net debt activity. 2018 reflects payments of $265 million on Senior Notes and $6 million of bridge facility costs compared to no debt activity in the prior year.

Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with tax and labor litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash is expected to be contractually or judicially released.

(in millions)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$1,263	$1,293
Restricted cash
Tax and labor litigation deposits in Brazil	62	72
Other restricted cash	2	3
Total Restricted cash	64	75
Cash, cash equivalents and restricted cash	$1,327	$1,368
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	June 30, 2018	December 31, 2017
Other current assets	$1	$1
Other long-term assets	63	74
Total Restricted cash	$64	$75

Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	June 30, 2018	December 31, 2017
Principal debt balance(1)	$5,286	$5,579
Net unamortized discount	(30)	(35)
Debt issuance costs	(28)	(32)
Fair value adjustments(2)
- terminated swaps	(8)	4
- current swaps	5	1
Total Debt	$5,225	$5,517
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(1)	Includes Notes Payable of $4 million and $6 million as of June 30, 2018 and December 31, 2017, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2018	December 31, 2017
Total finance receivables, net(1)	$3,523	$3,752
Equipment on operating leases, net	438	454
Total Finance Assets, net(2)	$3,961	$4,206
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2017 includes a decrease of $64 million due to currency.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2018	December 31, 2017
Finance receivables debt(1)	$3,084	$3,283
Equipment on operating leases debt	383	397
Financing debt	3,467	3,680
Core debt	1,758	1,837
Total Debt	$5,225	$5,517
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(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days. During the fourth quarter 2017, we terminated all accounts receivable sales arrangements in North America and all but one arrangement in Europe. The remaining accounts receivable sales facility in Europe enables us to sell receivables associated with our distributor network on an ongoing basis without recourse. Under this arrangement, we sell our entire interest in the related accounts receivable for cash and no portion of the payment is held back or deferred by the purchaser.
Accounts receivable sales activities were as follows:

	Three Months Ended June 30,
(in millions)	2018	2017
Accounts receivable sales(1)	$128	$567
Deferred proceeds	—	56
Loss on sales of accounts receivable	—	3
Estimated increase to operating cash flows(2)	26	54
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)	Represents the difference between current and prior period accounts receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the outcome of our process to evaluate all strategic alternatives to maximize shareholder value, including terminating or restructuring Xerox's relationship with FUJIFILM Holdings Corporation ("Fujifilm"); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.
Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm formed an independent investigation committee (the “IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We revised our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC.
In 2018, in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the net income of Fuji Xerox for the period from 2010 through 2017 previously revised for the items identified by the IIC noted above. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the second quarter 2018 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our strategic transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net as a result of our adoption of ASU 2017-07 - Reporting of Retirement Related Benefit Costs in 2018. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with Xerox's planned combination transaction with Fuji Xerox, which was terminated in May 2018, as well as costs and expenses related to the previously disclosed settlement agreement reached with certain shareholders and litigation related to the terminated transaction and other shareholder actions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned combination transaction and the related shareholder settlement agreement and litigation. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Restructuring and other charges - Fuji Xerox: We also adjust our 25% share of Fuji Xerox’s net income for similar items noted above such as Restructuring and related costs and Transaction and related costs, net based on the same rationale discussed above.

We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We also calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business. Adjusted operating income and margin also include Equity in net income (loss) of unconsolidated affiliates. Equity in net income (loss) of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox's net income. We include this amount in our measure of operating income and margin as Fuji Xerox is our primary product supplier and intermediary to the Asia/Pacific market for distribution of Xerox branded products and services.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is the local country currency. The constant currency impact for signings growth is calculated on the basis of plan currency rates. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows from continuing operations by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$112	$0.42	$166	$0.63
Adjustments:
Restructuring and related costs	34		39
Amortization of intangible assets	12		15
Transaction and related costs, net	58		—
Non-service retirement-related costs	25		34
Income tax on adjustments(2)	(32)		(33)
Restructuring and other charges - Fuji Xerox(3)	4		3
Adjusted	$213	$0.80	$224	$0.86
Dividends on preferred stock used in adjusted EPS calculation(4)		$—		$—
Weighted average shares for adjusted EPS(4)		265		263
Fully diluted shares at end of period(5)		265
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges in 2018 represent costs associated with the terminated combination transaction.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series B convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at June 30, 2018 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the second quarter 2018.

Effective Tax Rate reconciliation:

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$133	$38	28.6%	$193	$43	22.3%
Non-GAAP Adjustments(2)	129	32		88	33
Adjusted(3)	$262	$70	26.7%	$281	$76	27.0%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations.

(2)	Refer to Net Income and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$133	$2,510	5.3%	$193	$2,567	7.5%
Adjustments:
Restructuring and related costs	34			39
Amortization of intangible assets	12			15
Transaction and related costs, net	58			—
Non-service retirement-related costs	25			34
Equity in net income of unconsolidated affiliates	19			20
Restructuring and other charges - Fuji Xerox(2)	4			3
Other expenses, net	14			34
Adjusted	$299	$2,510	11.9%	$338	$2,567	13.2%
____________________________

(1)	Pre-Tax Income and revenue from continuing operations.

(2)	Other charges in 2018 represent costs associated with the terminated combination transaction.

Guidance:

Free Cash Flow
(in millions)	FY 2018
Operating Cash Flows from Continuing Operations	$900 - $1,100
Less: Capital Expenditures	(150)
Free Cash Flows from Continuing Operations	$750 - $950

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Basic Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$112	$166	$135	$212
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net income from continuing operations available to common shareholders	$109	$163	$128	$205
Net loss from discontinued operations attributable to Xerox	—	—	—	(6)
Adjusted net income available to common shareholders	$109	$163	$128	$199
Weighted average common shares outstanding	254,895	254,193	254,791	254,107
Basic Earnings (Loss) per Share:
Continuing operations	$0.42	$0.64	$0.50	$0.81
Discontinued operations	—	—	—	(0.03)
Basic Earnings per Share	$0.42	$0.64	$0.50	$0.78
Diluted Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$112	$166	$135	$212
Accrued dividends on preferred stock	(3)	—	(7)	(7)
Adjusted net income from continuing operations available to common shareholders	$109	$166	$128	$205
Net loss from discontinued operations attributable to Xerox	—	—	—	(6)
Adjusted net income available to common shareholders	$109	$166	$128	$199
Weighted average common shares outstanding	254,895	254,193	254,791	254,107
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	3,052	2,275	2,931	2,190
Convertible preferred stock	—	6,742	—	—
Adjusted weighted average common shares outstanding	257,947	263,210	257,722	256,297
Diluted Earnings (Loss) per Share:
Continuing operations	$0.42	$0.63	$0.50	$0.80
Discontinued operations	—	—	—	(0.02)
Diluted Earnings per Share	$0.42	$0.63	$0.50	$0.78
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock Options	1,097	—	1,097	—
Restricted stock and performance shares	4,329	2,375	4,450	2,460
Convertible preferred stock	6,742	—	6,742	6,742
Total Anti-Dilutive Securities	12,168	2,375	12,289	9,202

Dividends per Common Share	$0.25	$0.25	$0.50	$0.50

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services:

•	North America, which includes our sales channels in the U.S. and Canada.

•	International, which includes our sales channels in Europe, Eurasia, Latin America, Middle East, Africa and India.

•	Other, primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Managed Document Services (MDS) revenue, which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings within MDS are Managed Print Services (including from Global Imaging Systems), as well as workflow automation services, and Centralized Print Services and Solutions (CPS). MDS excludes Communication and Marketing Solutions (CMS).